File No. 70-8461

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDMENT NO. 13
                             (Post-Effective No. 10)
                                       TO
                                    FORM U-1
                           APPLICATION OR DECLARATION
                                      under
                 The Public Utility Holding Company Act of 1935

   ALABAMA POWER COMPANY                            GULF POWER COMPANY
   600 North 18th Street                           500 Bayfront Parkway
Birmingham, Alabama  35291                       Pensacola, Florida  32501

   GEORGIA POWER COMPANY                         MISSISSIPPI POWER COMPANY
 333 Piedmont Avenue, N.E.                            2992 West Beach
  Atlanta, Georgia  30308                      Gulfport, Mississippi  39501

                       SAVANNAH ELECTRIC AND POWER COMPANY
                               600 East Bay Street
                             Savannah, Georgia 31401

               (Name of company or companies filing this statement
                  and addresses of principal executive offices)

                              THE SOUTHERN COMPANY

 (Name of top registered holding company parent of each applicant or declarant)

 Art P. Beattie, Vice President,               Warren E. Tate, Secretary
     Secretary and Treasurer                         and Treasurer
      Alabama Power Company                       Gulf Power Company
      600 North 18th Street                      500 Bayfront Parkway
   Birmingham, Alabama  35291                  Pensacola, Florida  32501

Judy M. Anderson, Vice President              Michael W. Southern, Vice
     and Corporate Secretary              President, Secretary and Treasurer
      Georgia Power Company                    Mississippi Power Company
    333 Piedmont Avenue, N.E.                       2992 West Beach
     Atlanta, Georgia  30308                 Gulfport, Mississippi  39501

                   Kirby R. Willis, Vice President, Treasurer
                           and Chief Financial Officer
                       Savannah Electric and Power Company
                               600 East Bay Street
                             Savannah, Georgia 31401

                   (Names and addresses of agents for service)

          The Commission is requested to mail signed copies of all orders, notices and communications to:

     W. L. Westbrook                            John D. McLanahan, Esq.
Financial Vice President                         Troutman Sanders LLP
  The Southern Company                        600 Peachtree Street, N.E.
270 Peachtree Street, NW                              Suite 5200
 Atlanta, Georgia  30303                     Atlanta, Georgia  30308-2216


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ITEM 1.        DESCRIPTION OF PROPOSED TRANSACTIONS.
               Item 1 is hereby amended by adding thereto the following:
               By order dated December 15, 1994 (HCAR No. 26187) (the "December 1994 Order"), the Operating Companies were authorized to form separate special purpose subsidiaries. Each special purpose subsidiary would issue and sell preferred securities in one or more series from time to time through December 31, 1997. In the December 1994 Order, Georgia was authorized to issue $100,000,000 of preferred securities and jurisdiction was reserved pending completion of the record over the issuance of preferred securities in the amount of $175,000,000 in the case of Alabama, $200,000,000 in the case of Georgia, $15,000,000 in the case of Gulf, $15,000,000 in the case of Mississippi and $10,000,000 in the case of Savannah.
               By order dated January 17, 1996 (HCAR No. 26452) (the "January 1996 Order"), Alabama was authorized to issue $97,000,000 of preferred securities and jurisdiction was reserved pending completion of the record over the issuance of preferred securities in the amount of $78,000,000 in the case of Alabama, $200,000,000 in the case of Georgia, $15,000,000 in the case of Gulf, $15,000,000 in the case of Mississippi and $10,000,000 in the case of Savannah.
               By post-effective amendment dated June 18, 1996, the Operating Affiliates requested that the authority to issued preferred securities be increased to $250,000,000 in the case of Alabama, $500,000,000 in the case of Georgia, $60,000,000 in the case of Gulf, $60,000,000 in the case of Mississippi and $35,000,000 in the case of Savannah. In the case of Alabama and Georgia, such amounts were in addition to the amounts authorized by the December 1994 Order and the January 1996 Order. The Operating Affiliates also requested that such authority be extended through December 31, 2001. Such request was noticed June 21, 1996 (HCAR 26535).
               By order dated August 26, 1996 (HCAR No. 26560) (the "August 1996 Order") Georgia completed the record and was authorized to issue $400,000,000 of preferred securities and the Operating Companies were authorized, pending completion of the record, to effect the sale of preferred securities in one or more series from time to time through December 31, 2001 in the amount of $250,000,000 in the case of Alabama, $100,000,000 in the case of Georgia, $60,000,000 in the case of Gulf, $60,000,000 in the case of Mississippi and $35,000,000 in the case of Savannah.
               By subsequent orders (HCAR 26644, dated January 14, 1997; HCAR 26657, dated January 29, 1997 and HCAR 26660, dated February 5, 1997) the record was completed and the sale of preferred securities was authorized as follows:
$250,000,000 for Alabama; $60,000,000 for Gulf; and $55,000,000 for Mississippi.
               Currently, the Commission has jurisdiction reserved regarding the issuance and sale of additional preferred securities in the amounts of $100,000,000 for Georgia, $5,000,000 for Mississippi and $35,000,000 for
Savannah.
               The Operating Companies (except for Savannah) now request new or additional authority as follows: $300,000,000 for Alabama; $200,000,000 for Georgia; $50,000,000 for Gulf; and $70,000,000 for Mississippi. The applicants request that such authority be in addition to amounts previously authorized in this proceeding and that the Commission reserve jurisdiction, pending completion of the record over the issuance and sale of preferred securities through December 31, 2001, as follows: $300,000,000 for Alabama; $300,000,000 for
Georgia; $50,000,000 for Gulf; $75,000,000 for Mississippi; and $35,000,000 for
Savannah.


ITEM 2.        EXHIBITS AND FINANCIAL STATEMENTS.

         A.    Exhibits:

               F-1 Opinion of Balch & Bingham LLP, counsel for Alabama. (To be filed by amendment.)

               F-2 Opinion of Troutman Sanders LLP, counsel for Georgia. (To be filed by amendment.)

               F-3 Opinion of Beggs & Lane, counsel for Gulf. (To be filed by amendment.)

               F-4 Opinion of Eaton and Cottrell, P.A., counsel for Mississippi.
                   (To be filed by amendment.)

               F-5 Opinion of Bouhan, Williams & Levy LLP, counsel for
                   Savannah. (To be filed by amendment.)


         B.    Financial Statements.

               Balance sheet of Alabama at December 31, 1996. (Designated in Alabama's Form 10-K for the year ended December 31, 1996, File No. 1-3164.)

               Statements of Income of Alabama for the periods ended December 31, 1996. (Designated in Alabama's Form 10-K for the year ended December 31, 1996, File No. 1-3164.)

               Balance sheet of Georgia at December 31, 1996. (Designated in Georgia's Form 10-K for the year ended December 31, 1996, File No. 1-6468.)

               Statements of Income of Georgia for the periods ended December 31, 1996. (Designated in Georgia's Form 10-K for the year ended December 31, 1996, File No. 1-6468.)

               Balance sheet of Gulf at December 31, 1996. (Designated in Gulf's Form 10-K for the year ended December 31, 1996, File No. 0-2429.)

               Statements of Income of Gulf for the periods ended December 31, 1996. (Designated in Gulf's Form 10-K for the year ended December 31, 1996, File No. 0-2429.)

               Balance sheet of Mississippi at December 31, 1996. (Designated in Mississippi's Form 10-K for the year ended December 31, 1996, File No. 0-6849.)

               Statements of Income of Mississippi for the periods ended December 31, 1996. (Designated in Mississippi's Form 10-K for the year ended December 31, 1996, File No. 0-6849.)

               Balance sheet of Savannah at December 31, 1996. (Designated in Savannah's Form 10-K for the year ended December 31, 1996, File No. 1-5072.)

               Statements of Income of Savannah for the periods ended December 31, 1996. (Designated in Savannah's Form 10-K for the year ended December 31, 1996, File No. 1-5072.)


ITEM 3.        APPLICABLE STATUTORY PROVISIONS.

               Item 3 is hereby amended by adding thereto the following:

               "Rule 54 Analysis: The proposed transaction is also subject to Rule 54, which provides that, in determining whether to approve an application which does not relate to any "exempt wholesale generator" ("EWG") or "foreign utility company" ("FUCO"), the Commission shall not consider the effect of the capitalization or earnings of any such EWG or FUCO which is a subsidiary of a registered holding company if the requirements of Rule 53(a), (b) and (c) are satisfied.
               The Southern Company ("Southern") currently meets all of the conditions of Rule 53(a), except for clause (1). At March 31, 1997, Southern's "aggregate investment," as defined in Rule 53(a)(1), in EWGs and FUCOs is approximately $2.481 billion, or about 67.6% of Southern's "consolidated retained earnings," also as defined in Rule 53(a)(1), for the four quarters ended December 31, 1996 ($3,671 million). With respect to Rule 53(a)(1), however, the Commission has determined that Southern's financing of investments in EWGs and FUCOs in an amount greater than the amount that would otherwise be allowed by Rule 53(a)(1) would not have either of the adverse effects set forth in Rule 53(c). See The Southern Company, Holding Company Act Release Nos. 26501 and 26646, dated April 1, 1996 and January 15, 1997, respectively.
               In addition, Southern has complied and will continue to comply with the record-keeping requirements of Rule 53(a)(2), the limitation under Rule 53(a)(3) on the use of Operating Company personnel to render services to EWGs and FUCOs, and the requirements of Rule 53(a)(4) concerning the submission of copies of certain filings under the Act to retail rate regulatory commissions. Further, none of the circumstances described in Rule 53(b) has occurred.
               Moreover, even if the effect of the capitalization and earnings of EWGs and FUCOs in which Southern has an ownership interest upon the Southern holding company system were considered, there is no basis for the Commission to withhold or deny approval for the proposal made in this Application-Declaration. The action requested in the instant filing (viz. approval for certain financing transactions by Operating Companies) would not, by itself, or even considered in conjunction with the effect of the capitalization and earnings of Southern's EWGs and FUCOs, have a material adverse effect on the financial integrity of the Southern system, or an adverse impact on Southern's public-utility subsidiaries, their customers, or the ability of State commissions to protect such public-utility customers."


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                                   SIGNATURES


         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this amendment to be signed on their behalf by the undersigned thereunto duly authorized.

Date: May 2, 1997             ALABAMA POWER COMPANY


                              By:  /s/Wayne Boston
                                 Wayne Boston,  Assistant Secretary



                              GEORGIA POWER COMPANY


                              By: /s/Wayne Boston
                                 Wayne Boston,  Assistant Secretary


                              GULF POWER COMPANY


                              By: /s/Wayne Boston
                                 Wayne Boston,  Assistant Secretary


                              MISSISSIPPI POWER COMPANY


                              By: /s/Wayne Boston
                                 Wayne Boston,  Assistant Secretary


                              SAVANNAH ELECTRIC AND POWER COMPANY


                              By: /s/Wayne Boston
                                 Wayne Boston,  Assistant Secretary